Exhibit (c)(4)

 Project Virgil  January 2025

 Proposed Agenda  Restricted - External  Process Update  Virgil Trading Performance  4  8

 Process Update

Overview of process & dialogue

Preliminary conversations addressing inbound interest in H2'24 led to formal process held in January 2025

12

Inbound Interest and Introductory Dialogue
(Q3/Q4'24)

- In the preceding months through Q4'24, the Company engaged with inbound interest from various potential acquirers by holding introductory conversations both in person and via videocall

7

Signed NDAs and Invited to Formal Process
(Mid-January 2025)

- The Company signed NDAs with seven parties that had communicated credible preliminary interest in a potential transaction
- These seven received invites to a virtual data room on or around 1/18, and they were sent process letters asking for IOIs to be submitted by 1/28

4

Highly Active in Post-NDA Diligence
(Mid/Late January 2025)

- Four parties engaged in notably active post-NDA activity that included submitting diligence requests and holding calls and meetings covering financial and business strategy diligence including with the Company's CEO and CFO

2

Still Active

REDACTED TPG

REDACTED submitted a non-binding IOI on 1/28

- TPG remains highly active in finalizing their initial diligence and potentially imminently submitting a non-binding IOI

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Restricted - External

 Pass rationale summary  Selected pass rationale among post-NDA parties who elected not to submit IOIs  Restricted - External  Five Parties Passed Post-NDA(a)  Did not engage in process post invitation  REDACTED  Passed after diligence  REDACTED  Slowing growth in recent years and in near-term outlook  Multi-year trend of slowing topline growth across revenue, volume, and customer counts mutes interest from parties seeking to invest into businesses with stronger current growth profile  Inability to offer compelling purchase price premium to public market value  Initial conversations with some parties took place in 2024 when the share price was trading at ~$8  By January when the Company’s share price had appreciated to $10-11, some parties indicated they could not offer a compelling premium to current public market value  Lack of visibility in various cited growth opportunities underlying the Company’s LRP model  Desire to see material traction in identified growth vectors such as Payments Accelerator, new pay modes, and Spend Management in order to more fully underwrite the growth projected in the LRP  Revenue mix  Some parties cited desire to see mix and growth opportunities more heavily weighted to software  revenue versus the majority of the Company’s existing revenue coming from payment monetization  Seeking transformational component of investment thesis  One party noted desire for notionally “transformational” opportunity, such as major imminent M&A, to form the core of their investment thesis, versus just underwriting incremental product roadmap and go-to-market growth drivers  Complexities and timing associated with regulatory approvals required to close  Necessity of securing MTL license transfers add transaction complexity and significant time between signing and closing, impacting potential buyer interest  5  (a) Among the twelve parties with which the Company engaged in preliminary dialogue, five did not proceed to NDA signing. These five were  REDACTED

REDACTED non-binding IOI summary

Received 1/28/25

Transaction	▪ Acquisition of 100% of AvidXchange in all-cash transaction
Purchase Price	▪ Enterprise value: $1.9-2.1bn ▪ Purchase price per share[a]: $10.75 – 11.25 ○ Premium vs. Closing Share Price on 1/30/25: 1-6% ○ Premium vs. 180-day VWAP: 16-21%
Valuation Multiples	▪ 2024 EBITDA Multiple: 22-25x ▪ 2025E EBITDA Multiple: 18-20x ▪ 2024 EBITDA less Capitalized Software Spend Multiple: 28-31x[b] ▪ 2025E EBITDA less Capitalized Software Spend Multiple: 22-25x
Acquisition Funding[c]	▪ Debt: $732mm (34% of sources of cash) ○ ~7x Q4'24 run-rate EBITDA ▪ Equity: $1,405mm (66% of sources of cash)
Remaining Due Diligence	▪ (i) Market & competitive landscape, (ii) recent performance and 2025 budget, (iii) ePay strategy and new payment modes, (iv) supplier-level data analysis, (v) partner-level data analysis, (vi) client and partnerships review, (vii) go-to-market, (viii) cost and operations, (ix) technology platform, product roadmap, and R&D organization, (x) accounting, and (xi) legal
Timing	▪ 4-6 weeks from IOI acceptance to signing definitive documentation ▪ Would not occur before the Company's earnings announcement in late February
Advisors	▪ Have engaged REDACTED for post-IOI work
Closing Conditions	▪ Final approval from REDACTED investment committee prior to signing definitive documentation, with no additional approvals required
Expected Legal Terms	▪ (i) No indemnity deal, (ii) a go-shop period and a reduced go-shop termination fee, (iii) a general company termination fee and sponsor reverse termination fee, (iv) expense reimbursement by the company in limited circumstances where the required shareholder vote is not obtained, (v) and customary financing provisions for a sponsor-backed LBO

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(a) REDACTED assumed FDSO of 216.7mm
(b) REDACTED specifically cited an implied 2024 EBITDA less capitalized software development spend multiple of 31-33x using a projected 2024E metric of $62mm, which was lower than the actual full year 2024 metric was $67mm
(c) Funding of sources of cash assuming midpoint of purchase price range

Restricted - External

 Virgil Trading Performance

 Virgil Share Price Over Time  $5  $10  $15  $20  $30  Oct-21  Apr-22  Nov-22  May-23  Dec-23  Jun-24  Jan-25  Source(s): FactSet. Market data as of 1/29/2025. 1. Displaying Broker consensus NTM revenue growth, NTM Gross Profit margins and NTM EBITDA margins.  Share Price Since IPO  $10.76  Post-Earnings Price Reaction  IPO Price $25  $25.00  First Day Close:  $24.94  Nov 2024  3Q24 earnings; Strong bottom line growth;  raised EBITDA guidance  from $74mm to $78.5mm  Nov 2021  3Q21 earnings; Beat revenue by 6% and EBITIDA by 55%;  May 2022  1Q22 earnings; Raised CY23 revenue guidance from $299mm to  $305mm  Jan 2023  Named Dan Drees as President  Jun 2023  Virgil Investor Day  CY21  CY22  CY23  CY24  Q3  Q4  CY21  Q1  Q2  Q3  Q4  CY22  Q1  Q2  Q3  Q4  CY23  Q1  Q2  Q3  NTM Rev Growth(1)  24%  20%  20%  22%  21%  20%  16%  16%  16%  18%  19%  17%  17%  17%  13%  11%  NTM Gross Margin(1)  61%  63%  63%  62%  64%  65%  66%  66%  67%  68%  70%  72%  72%  73%  73%  74%  NTM EBITDA Margin(1)  (17%)  (13%)  (13%)  (10%)  (7%)  (3%)  1%  1%  2%  6%  10%  17%  17%  18%  19%  21%  NTM Rule of 40  7%  7%  7%  12%  14%  17%  17%  17%  18%  24%  29%  34%  34%  35%  32%  32%  Share Price Summary  High  Low  Avg  Since IPO  $26.57  $6.14  $10.44  LTM  $13.29  $7.44  $10.57  Market & Operating Summary (1/29/2025)  2024E  2025E  2026E  Market Cap  $2,399  EV / Revenue  4.8x  4.3x  3.8x  (-) Cash  ($386)  EV / Gross Profit  6.5x  5.8x  5.0x  (+) Debt  $72  EV / EBITDA  26.2x  21.0x  15.9x  Enterprise Value  $2,086  Jul 2024  2Q24 earnings; Lowered CY24 revenue guidance  from $445mm to  $437.5mm  Aug 2024  Announced first ever Share Repurchase Plan of up to $100mm  8  Restricted - External  30% 1-day  drop  $12.72  $8.94

 Virgil Relative Share Price Performance vs. Peers  Source(s): FactSet. Market data as of 1/29/2025. 1. Peers include BILL, FLYW, PAY, ADYEN, PAYO, FOUR, WEX, CPAY, and BL.  Share Price Performance Since IPO  0%  50%  100%  150%  Oct-21  Apr-22  Nov-22  Virgil  May-23  Dec-23  Jun-24  Jan-25  Peers(1)  8  Restricted - External  (57%)  (1%)  Since IPO  3-Yr  2-Yr  1-Yr  YTD  Virgil  (57%)  19%  (6%)  (6%)  5%  Peers  (1%)  17%  10%  28%  5%  Performance

 Virgil Q2 2024 Earnings Release on CY2024E Guidance  Source(s): FactSet, Broker Research, Company filings.  Revenue  Adj. EBITDA  $441.0  $442.0  $436.0  $444.4  $447.6  $447.5  $447.0  $448.0  $439.0  Q1 ’24A  May Roadshow  Q2 ’24A  Interest from customer funds  $49  $45  $45  $67  $71  $73  $52  $73  $77  $71  $75  $75  Q1 ’24A  May Roadshow  Q2 ’24A  ($ in millions)  ($ in millions)  Consensus  10  Restricted - External  CY24E Guidance Over Time  (2.2%)  (0.5%)  0%  ∆ to Midpoint  (3.8%)  0%  32%

 Virgil Q4 2024 and CY2025E Consensus vs. Guidance  Q4 2024A  CY2025E  Source(s): Company Filings, Virgil Management Estimates, Broker Research as of 1/29/2025. 1. Calculated by taking latest FY guidance from 3Q24 disclosure and subtracting reported nine month results for 2024 (Q1 – Q3 2024). 2. Based on discussions with management.  10  Restricted - External  Consensus (Midpoint)  Illustrative Guidance(2)  $ Delta  % Delta  Revenue (Low)  $480.0  $453.0  ($27.0)  (5.6%)  Growth  9.4%  3.2%  620bps  Revenue (Midpoint)  $480.0  $456.5  ($23.5)  (4.9%)  Growth  9.4%  4.0%  (540bps)  Revenue (High)  $480.0  $460.0  ($20.0)  (4.2%)  Growth  9.4%  4.8%  (460bps)  EBITDA (Low)  $99.5  $87.0  ($12.5)  (12.6%)  Margin  20.7%  19.2%  (150bps)  EBITDA  (Midpoint)  $99.5  $89.5  ($10.0)  (10.1%)  Margin  20.7%  19.6%  (110bps)  EBITDA (High)  $99.5  $92.0  ($7.5)  (7.5%)  Margin  20.7%  20.0%  (70bps)  Implied Q4(1)  Consensus  Actuals  Δ to Implied  Δ to Consensus  Revenue  $114.5  $114.9  $115.4  0.8%  0.4%  Growth  10.0%  10.3%  10.9%  90bps  60bps  EBITDA  $20.1  $21.2  $26.3  30.8%  24.1%  Margin  17.6%  18.5%  22.8%  520bps  430bps

 (9.6%)  (11.2%)  (14.7%)  (19.3%)  (7.6%)  (8.2%)  (14.1%)  (15.5%)  0.0%-(1.5%)  (1.5%)-(3.0%)  (3.0%)-(4.5%)  (4.5%)-(6.0%)  128  123  193  223  85  88  168  192  Median  0.0%-(1.5%)  (1.5%)-(3.0%)  (3.0%)-(4.5%)  (4.5%)-(6.0%)  (7.6%)  (13.9%)  (15.9%)  (5.0%)  (10.2%)  (17.2%)  0.0%-(1.5%)  (1.5%)-(3.0%)  (3.0%)-(4.5%)  65  143  213  50  105  162  0.0%-(1.5%)  (1.5%)-(3.0%)  (3.0%)-(4.5%)  Technology Universe Guidance Analysis Over The Last 3 Years(1)  Sales Guidance Revision  Source(s): Company Filings, FactSet. Market data as of 1/29/2025. 1. Analysis includes Technology stocks traded on a major exchange with market caps over $500mm and who have reported full year guidance on a quarterly cadence over the past 3 years. 2. Values shown for companies that have revised sales or EBITDA guidance lower for the full year and experienced a negative stock price reaction the following day. Excludes 27 instances when firms have not recovered after 650 days or below 10 days.  EBITDA  Guidance  Revision  Average 1-Day Share Price Reaction(2)  Days to Recover(2)  Average  12  Restricted - External  % Guidance Revision  % Guidance Revision

 Average EV / NTM EBITDA  1 Year  2 Year  3 Year  Peers  13.3x  12.3x  12.5x  -  10.0x  20.0x  30.0x  Oct-21  Apr-22  Nov-22  Virgil  May-23  Jun-24  Jan-25  Dec-23  Peers(1)  4.3x  2.0x  Oct-21 Apr-22 Nov-22 May-23 Dec-23 Jun-24 Jan-25  6.0x  10.0x  14.0x  Multiples Compared to Peers  Source(s): FactSet. Market data as of 1/29/2025. 1. Peers include BILL, FLYW, PAY, ADYEN, PAYO, FOUR, WEX, CPAY, and BL. 2. Excludes multiples below 7x and above 28x over period.  Median EV / NTM Revenue Over Time  Median EV / NTM EBITDA Over Time(2)  6.3x  16.2x  0.0x  Average EV / NTM Revenue  1 Year 2 Year 3 Year  Virgil Peers  4.0x  5.1x  4.0x  5.4x  4.0x  5.8x  12  Restricted - External

 0.0x  10.0x  20.0x  30.0x  40.0x  0%  5%  10%  15%  20%  25%  30%  35%  Payments Companies Regression Analysis  CY25E Revenue Growth  Source(s): FactSet. Market data as of 1/29/2025. Includes 63 companies in Payments space. Values above <0.0x and >85.0x are denoted as “NM” and excluded from the regression.  14  EV/CY25E EBITDA vs CY25E Revenue Growth  21.0x  EV/CY25E EBITDA  10%  (Implied) Multiples  Current  Consensus Guidance (Low) Guidance (Mid) Guidance (High)  18.0x  12.5x  11.6x  10.6x  3% 4% 5%  Restricted - External

Illustrative Virgil Share Price Sensitivity

Preliminary Share Price Sensitivity

EV / 2025 EBITDA Multiple

Current Multiple Implied by Consensus: 21.0x (1/29 close: Consensus, $10.76)

EV / 2025 EBITDA Multiple	2025 EBITDA: LRP	Consensus	Preliminary Budget[1]	Illustrative Guidance[1]: High	Mid	Low	
% Delta vs. Consensus:	*+4.9%*	-	*(3.7%)*	*(7.5%)*	*(10.0%)*	*(12.5%)*	*(19.6%)*
	$104	**$99**	**$96**	**$92**	**$90**	**$87**	**$80**
21.0x	$11.21	$10.76	$10.42	$10.07	$9.83	$9.60	$8.95
19.0x	$10.31	$9.90	$9.59	$9.27	$9.06	$8.85	$8.25
17.0x	$9.38	$9.02	$8.74	$8.45	$8.26	$8.07	$7.54
15.0x	$8.46	$8.13	$7.88	$7.63	$7.46	$7.29	$6.82
13.0x	$7.52	$7.24	$7.02	$6.80	$6.65	$6.51	$6.10
11.0x	$6.58	$6.34	$6.16	$5.97	$5.85	$5.73	$5.38

EV / 2025 Revenue Multiple

Current Multiple Implied by Consensus: 4.3x (1/29 close: Consensus, $10.76)

EV / 2025 Revenue Multiple	2025 Revenue: LRP	Consensus	Preliminary Budget[1]	Illustrative Guidance[1]: High	Mid	Low	
	+1.4%	-	*(3.0%)*	*(4.2%)*	*(4.9%)*	*(5.6%)*	*(10.0%)*
	$487	**$480**	**$465**	**$460**	**$457**	**$453**	**$432**
4.8x	$11.96	$11.82	$11.51	$11.39	$11.32	$11.24	$10.79
4.3x	$10.88	$10.76	$10.48	$10.38	$10.31	$10.24	$9.84
3.8x	$9.81	$9.70	$9.45	$9.36	$9.30	$9.24	$8.88
3.3x	$8.73	$8.63	$8.42	$8.34	$8.28	$8.23	$7.92
2.8x	$7.64	$7.56	$7.37	$7.31	$7.26	$7.22	$6.95
2.3x	$6.55	$6.48	$6.33	$6.27	$6.23	$6.20	$5.98

Source(s): Company Filings, Management Estimates, Broker Research as of 1/29/2025. 1. Based on discussions with management.

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Restricted - External

Disclaimer  Restricted - External  The following pages contain material that was provided to the Board of Directors (the “Board”) of Virgil (the “Company”) by Barclays Capital Inc. (“Barclays”). The accompanying material and any Barclays presentation related to the material was compiled or prepared on a confidential basis solely for consideration by the Board and no part of it may be reproduced, distributed or transmitted without the prior written consent of Barclays. The information contained in this material was obtained from the Company[, the counterparty] and/or publicly available sources, and Barclays has relied upon such information without independent verification thereof and does not assume any liability for any such information. These materials are being provided in connection with an actual corporate engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Barclays. Moreover, any information provided herein was not prepared for or intended for use by any individual for personal, family or household purposes.  Any estimates, historical financial information, projections and other information contained herein have been prepared by management of the Company [and/or the counterparty, third party experts] or were obtained from publicly available sources (approved for Barclays’ use by the Company) or are based upon such estimates and projections. With respect to such estimates and projections, Barclays has assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates, projections and judgment of the management of the Company [and/or the counterparty, third party experts]. The projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material. 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Because these materials were prepared for use in the context of a presentation to the Board, these materials are incomplete without reference to, and should be assessed solely in conjunction with, the oral briefing provided by Barclays to the Board (in their capacity as directors and not in any individual capacity and is not for the benefit of any individual, including any individual officer, director, shareholder or any other person). 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